Exhibit 99.77(o)

ITEM 77O - Transactions effected pursuant to Rule 10f-3

Fund Name	Issuer	Date of Purchase	Broker / Dealer From Whom Purchased	Affiliated/Principal Underwriter of Syndicate
ING Emerging Markets Equity Fund	PKO Bank Polski SA	1/24/2013	Citigroup	JPMorgan Securities Inc.
ING Global Bond Fund	GENERAL ELECTRIC CO	10/1/2012	Citigroup	ING Financial Markets LLC
ING Global Bond Fund	VIMPELCOM HOLDINGS BV	2/6/2013	Barclays	ING Bank NV
ING Global Bond Fund	WHIRLPOOL CORP	2/22/2013	Citigroup	ING Financial Markets LLC
ING Global Bond Fund	ACE INA HOLDINGS INC	3/6/2013	Wells Fargo	ING Financial Markets LLC
ING Global Bond Fund	ACE INA HOLDINGS INC	3/6/2013	Citigroup	ING Financial Markets LLC